Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. ANNOUNCES THIRD QUARTER 2009 RESULTS

New York, New York — November 19, 2009 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 592 retail stores, today announced results for the third quarter ended October 31, 2009.  For the third quarter of fiscal year 2009, net sales were $227.9 million, as compared to $249.0 million for the third quarter of fiscal year 2008. Comparable store sales for the third quarter of fiscal year 2009 decreased 8.4%, compared to a 14.0% decrease in the prior year third quarter. Net loss from continuing operations for the third quarter of fiscal year 2009 was $6.3 million, or $0.11 per diluted share, and included a non-operating charge of approximately $0.01 per diluted share related to the restructuring of the Company’s real estate group.  This compares to a net loss from continuing operations in the prior year of $8.0 million, or $0.13 per diluted share, which included a previously disclosed, non-operating charge of approximately $0.03 per diluted share related to management changes.

For the nine months ended October 31, 2009, net sales were $708.6 million, as compared to $814.8 million for the nine months ended November 1, 2008. Comparable store sales decreased 13.5% for the nine months ended October 31, 2009, as compared to a 7.6% decrease in the prior year period. Net loss from continuing operations for the nine months ended October 31, 2009 was $16.0 million, or $0.27 per diluted share, as compared to prior year net income from continuing operations of $7.3 million, or $0.12 per diluted share.

Richard P. Crystal, New York & Company’s Chairman and Chief Executive Officer, stated:  “Third quarter results were in-line with our expectations and reflected a sequential improvement in our comparable store sales trend from the second quarter of this year.  Merchandise margins in the third quarter improved from the year-ago period, and importantly were in-line with historical levels.  Additionally, we continued to stringently manage our inventory and expenses with inventory per average store down 25% compared to last year.  In October, we experienced the start of what we hope is a turnaround as we posted our strongest monthly sales comparisons in over twelve months, and this momentum has continued into the first two weeks of November.  As a result, we remain on-track to achieve our plan for the fall season, as we expect to achieve profitability in the fourth quarter and believe our cumulative results for the fall season will approach breakeven levels.”

During the quarter, the Company continued to maintain tight control over inventory and remained focused on the execution of its restructuring and cost reduction program.  As a result of these efforts, the Company was able to achieve the following:

•                  Merchandise margins improved by 110 basis points on top of the prior year results, which were in-line with historical levels.  This improvement reflected a positive customer response to the Company’s fall merchandise assortment, continued sourcing efficiencies, and controlled promotional activity.

•                  Inventory continues to be managed conservatively with inventory per average store down by 24.6%, as compared to the end of last year’s third quarter.

•                  Selling, general and administrative expenses declined by 8.8% on an average store basis, as compared to third quarter last year.

•                  The Company’s E-Commerce business experienced positive comparable store sales versus the prior year, reflecting the success of this sales channel in a challenging consumer spending environment.

•                  The Company ended the quarter with $39.3 million of cash-on-hand and no outstanding borrowings under its revolving credit facility.

Outlook

New York & Company continues to believe that the business environment will remain challenging, and expects promotional activity to accelerate throughout the key holiday selling period.  Nevertheless, the Company believes that it has planned appropriately and expects to end fiscal year 2009 with significant cash and no borrowings under its revolving credit facility.  The Company remains focused on its long-term performance. Therefore, the Company will continue to provide meaningful trend information on business fundamentals, key metrics, and strategic initiatives.  Regarding expectations for the balance of fiscal year 2009, the Company provided the following:

•                  The comparable store sales trend for the fourth quarter is expected to sequentially improve versus the third quarter due to the positive customer response to the Company’s merchandise and strong inventory management.

•                  Merchandise margins are expected to significantly improve, as compared with the prior year’s fourth quarter, resulting primarily from sourcing efficiencies and significant decreases in the level of promotional activities.

•                  Buying and occupancy costs are expected to decrease during the fourth quarter, as compared to the same period last year, due to the success of the Company’s restructuring and cost reduction program; however, the Company expects to de-leverage these costs based on anticipated sales levels.

•                  Gross margins are expected to significantly improve during the fourth quarter, as compared to the same period last year, reflecting sourcing efficiencies, less promotional activity and the impact of the restructuring and cost reduction program.

•                  Selling, general and administrative expenses (SG&A) are expected to decrease by a low to mid single-digit percentage during the fourth quarter, as compared to the same period last year, reflecting the benefits of the Company’s restructuring and cost reduction program partially offset by continued investment into growth areas of the organization.

•                  The Company continues to expect to exceed the $30 million pre-tax savings target for fiscal year 2009 established when it initiated its restructuring and cost reduction program in January 2009. As previously announced, these savings will be realized in the Company’s financial results through a combination of selling, general and administration expenses and buying and occupancy costs.

•                  Inventory will continue to be managed tightly with inventory per average store at the end of the fourth quarter expected to be approximately flat as compared to last year’s fourth quarter.

•                  Cash-on-hand at the end of year is expected to be higher than the cash balance at the end of last year, reflecting no cash drain during an extremely difficult year.

Share Repurchases

As previously announced, the Company’s Board of Directors has authorized the repurchase of up to 3,750,000 shares over a 12-month period ending on November 23, 2009.  During the third quarter ended October 31, 2009, the Company did not repurchase any shares under this program. As of October 31, 2009, the Company has repurchased a total of 1,000,000 shares under this program with a total purchase price of $3.4 million.  Separately, on November 18, 2009 the Company’s Board of Directors authorized the extension of the existing repurchase plan for an additional 12-month period ending on November 23, 2010.  Repurchases, if any, will be made from time to time in a manner the Company believes is appropriate through open market or private transactions including through pre-established trading plans.

Conference Call Information

A conference call to discuss the third quarter of fiscal year 2009 results is scheduled for today, Thursday, November 19, 2009 at 8:00 am Eastern Time.  Investors and analysts interested in participating in the call are invited to dial 800-922-9655, referencing conference ID number 40802515, approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available until midnight on November 26, 2009 and can be accessed by dialing 800-642-1687 and entering conference ID number 40802515.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

Integrated Corporate Relations

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns, which have deteriorated significantly and may continue to do so for the foreseeable future; (ii) our ability to successfully integrate our restructuring and cost reduction program; (iii) the deteriorating economic conditions could negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) our ability to open and operate stores successfully; (v) seasonal fluctuations in our business; (vi) our ability to anticipate and respond to fashion trends; (vii) our dependence on mall traffic for our sales; (viii) competition in our market, including promotional and pricing competition; (ix) our ability to retain, recruit and train key personnel; (x) our reliance on third parties to manage some aspects of our business; (xi) our reliance on foreign sources of production; (xii) our ability to protect our trademarks and other intellectual property rights; (xiii) our ability to maintain, and our reliance on, our information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the company by our sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion oriented, moderately priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores and E-commerce store at www.nyandcompany.com. The Company currently operates 592 stores in 44 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended October 31, 2009	% of net sales	Three months ended November 1, 2008	% of net sales
Net sales	$227,949	100.0%	$249,027	100.0%

Cost of goods sold, buying and occupancy costs	170,219	74.7%	186,089	74.7%

Gross profit	57,730	25.3%	62,938	25.3%

Selling, general and administrative expenses	68,656	30.1%	76,070	30.6%

Operating loss	(10,926)	(4.8)%	(13,132)	(5.3)%

Interest expense, net of interest income	179	0.1%	232	0.1%

Loss from continuing operations before income taxes	(11,105)	(4.9)%	(13,364)	(5.4)%

Benefit for income taxes	(4,803)	(2.1)%	(5,372)	(2.2)%

Loss from continuing operations	(6,302)	(2.8)%	(7,992)	(3.2)%

Income from discontinued operations, net of taxes	—	—%	68	—%

Net loss	$(6,302)	(2.8)%	$(7,924)	(3.2)%

Basic loss per share from continuing operations	$(0.11)		$(0.13)
Basic earnings per share from discontinued operations	—		—
Basic loss per share	$(0.11)		$(0.13)

Diluted loss per share from continuing operations	$(0.11)		$(0.13)
Diluted earnings per share from discontinued operations	—		—
Diluted loss per share	$(0.11)		$(0.13)

Weighted average shares outstanding:
Basic shares of common stock	59,161		59,858
Diluted shares of common stock	59,161		59,858

Selected operating data for continuing operations:
(Dollars in thousands, except square foot data)
Comparable store sales decrease	(8.4)%		(14.0)%
Net sales per average selling square foot (a)	$69		$74
Net sales per average store (b)	$385		$416
Average selling square footage per store (c)	5,568		5,620

(a)     Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)    Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)     Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Nine months ended October 31, 2009	% of net sales	Nine months ended November 1, 2008	% of net sales
Net sales	$708,629	100.0%	$814,764	100.0%

Cost of goods sold, buying and occupancy costs	535,953	75.6%	579,503	71.1%

Gross profit	172,676	24.4%	235,261	28.9%

Selling, general and administrative expenses	200,024	28.3%	222,573	27.3%

Operating (loss) income	(27,348)	(3.9)%	12,688	1.6%

Interest expense, net of interest income	568	0.1%	412	0.1%

(Loss) income from continuing operations before income taxes	(27,916)	(4.0)%	12,276	1.5%

(Benefit) provision for income taxes	(11,897)	(1.7)%	4,935	0.6%

(Loss) income from continuing operations	(16,019)	(2.3)%	7,341	0.9%

Income from discontinued operations, net of taxes	3	—%	235	—%

Net (loss) income	$(16,016)	(2.3)%	$7,576	0.9%

Basic (loss) earnings per share from continuing operations	$(0.27)		$0.12
Basic earnings per share from discontinued operations	—		0.01
Basic (loss) earnings per share	$(0.27)		$0.13

Diluted (loss) earnings per share from continuing operations	$(0.27)		$0.12
Diluted earnings per share from discontinued operations	—		—
Diluted (loss) earnings per share	$(0.27)		$0.12

Weighted average shares outstanding:
Basic shares of common stock	59,508		59,520
Diluted shares of common stock	59,508		61,398

Selected operating data for continuing operations:
(Dollars in thousands, except square foot data)
Comparable store sales decrease	(13.5)%		(7.6)%
Net sales per average selling square foot (a)	$215		$243
Net sales per average store (b)	$1,199		$1,383
Average selling square footage per store (c)	5,568		5,620

(a)          Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	October 31, 2009	January 31, 2009	November 1, 2008
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,297	$54,280	$41,152
Accounts receivable	14,194	11,993	15,605
Income taxes receivable	4,947	10,202	4,274
Inventories, net	117,438	104,861	157,906
Prepaid expenses	23,229	24,610	29,887
Other current assets	2,506	2,390	3,663
Current assets of discontinued operations	108	110	305
Total current assets	201,719	208,446	252,792

Property and equipment, net	194,868	217,248	247,547
Intangible assets	14,879	14,879	14,879
Deferred income taxes	21,926	14,897	—
Other assets	1,086	1,343	1,260
Total assets	$434,478	$456,813	$516,478
Liabilities and stockholders’ equity
Current liabilities:
Current portion — long-term debt	$6,000	$6,000	$6,000
Accounts payable	79,989	68,431	101,400
Accrued expenses	51,443	61,121	53,916
Deferred income taxes	2,774	2,020	3,546
Current liabilities of discontinued operations	265	275	757
Total current liabilities	140,471	137,847	165,619

Long-term debt, net of current portion	9,000	13,500	15,000
Deferred income taxes	—	—	2,824
Deferred rent	73,203	75,848	77,060
Other liabilities	7,101	7,122	4,680
Total liabilities	229,775	234,317	265,183

Total stockholders’ equity	204,703	222,496	251,295
Total liabilities and stockholders’ equity	$434,478	$456,813	$516,478

Exhibit (4)

New York & Company, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Nine months ended October 31, 2009	Nine months ended November 1, 2008

Operating activities
Net (loss) income	$(16,016)	$7,576
Less: Income from discontinued operations, net of taxes	3	235
(Loss) income from continuing operations	(16,019)	7,341
Adjustments to reconcile net (loss) income to net cash provided by operating activities of continuing operations:
Depreciation and amortization	31,383	32,130
Amortization of deferred financing costs	162	133
Share-based compensation expense	1,387	1,274
Deferred income taxes	(6,275)	(1,305)
Changes in operating assets and liabilities:
Accounts receivable	(2,201)	2,918
Income taxes receivable	5,255	7,456
Inventories, net	(12,577)	(53,983)
Prepaid expenses	1,381	(7,896)
Accounts payable	11,558	24,223
Accrued expenses	(9,678)	298
Deferred rent	(2,645)	4,523
Other assets and liabilities	(142)	(1,750)
Net cash provided by operating activities of continuing operations	1,589	15,362

Investing activities
Acquisition of trademarks	—	(36)
Proceeds from sale of fixed assets	—	260
Capital expenditures	(8,903)	(40,253)
Net cash used in investing activities of continuing operations	(8,903)	(40,029)

Financing activities
Repayment of debt	(4,500)	(4,500)
Purchase of treasury stock	(3,417)	—
Proceeds from exercise of stock options	74	148
Excess tax benefit from exercise of stock options	179	2,336
Net cash used in financing activities of continuing operations	(7,664)	(2,016)

Cash flows from discontinued operations
Operating cash flows	(6)	(6,122)
Investing cash flows	—	—
Financing cash flows	—	—
Net cash used in discontinued operations	(6)	(6,122)

Net decrease in cash and cash equivalents	(14,984)	(32,805)
Cash and cash equivalents at beginning of period (including cash at discontinued operations of $1 and $223, respectively)	54,281	73,957
Cash and cash equivalents at end of period (represents cash at continuing operations)	$39,297	$41,152